SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 20, 2007

Caremark Rx, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-14200	63-1151076
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

211 Commerce Street, Suite 800 Nashville, Tennessee	37201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (615) 743-6600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02	Results of Operations and Financial Condition

On February 20, 2007, Caremark Rx, Inc. (the “Company”) issued the following press release disclosing material, non-public financial information concerning the Company’s quarterly and annual fiscal periods ended December 31, 2006. This press release contains certain non-GAAP financial measures as described therein.

[CAREMARK LOGO APPEARS HERE]

211 Commerce Street • Suite 800 • Nashville, Tennessee 37201 • www.caremarkrx.com • (615) 743-6600

FOR IMMEDIATE RELEASE

Caremark Rx, Inc. Reports Record Fourth Quarter and Full Year 2006 Results

Nashville, TN, February 20, 2007 – Caremark Rx, Inc. (NYSE: CMX) today reported fourth quarter diluted earnings per share of $.71, exceeding the top of the company’s guidance range by $.02 per share. Diluted earnings per share grew 29% compared to adjusted diluted earnings per share for the fourth quarter of 2005.

Full year 2006 adjusted diluted earnings grew 23% to $2.42 per share compared to adjusted diluted earnings of $1.97 per share in 2005. Full year 2006 net revenue increased 11% to $36.8 billion.

Fourth Quarter Operating Results

Net revenue was $9.3 billion in the fourth quarter of 2006, an increase of 11% over the fourth quarter of 2005. Revenue growth was driven by an increase in retail and mail sales, including the addition of Medicare Part D and other new client revenues.

Retail revenue grew 14% to $6.0 billion compared to the fourth quarter of 2005. Retail pharmacy claims increased 1% to 112.8 million compared to the fourth quarter of 2005. The increase in retail claims is primarily a result of increases in Medicare and other net new client prescription claims. Mail pharmacy revenue increased 5% to $3.2 billion and mail pharmacy claims were 14.8 million, down 1% from the fourth quarter of 2005. Mail claims declined primarily as a result of previously disclosed mid-year client contract terminations.

Selling, general and administrative (SG&A) expenses were $141.9 million, an increase of 15% over the fourth quarter of 2005. Fourth quarter 2006 SG&A expenses included $9.9 million of share-based compensation expense resulting from the adoption of FAS 123R. Excluding $9.9 million and $1.3 million of share-based compensation expense in the fourth quarter of 2006 and the fourth quarter of 2005, respectively, SG&A expenses grew by 8%.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the fourth quarter of 2006 was $516.8 million, an increase of 16% over the fourth quarter of 2005, excluding in both periods merger, integration and other related expenses as well as a non-operating gain from the sale of a retained interest in a previously disposed subsidiary in the fourth quarter of 2005. EBITDA per adjusted claim grew to $3.30, a 15% increase compared to the fourth quarter of 2005.

Fourth quarter diluted earnings increased 29% to $.71 per share compared to adjusted diluted earnings per share for the fourth quarter of 2005. Fourth quarter 2005 adjusted diluted earnings per share exclude merger, integration and other related expenses, a non-operating gain from the sale of a retained interest in a previously disposed subsidiary and a positive adjustment to the provision for income taxes. Fourth quarter 2006 results include $5.4 million in expenses related to Caremark’s proposed merger with CVS and a favorable $5.3 million settlement related to a former AdvancePCS client. Fourth quarter 2006 earnings benefited by approximately $.01 per share from a 0.2% reduction in the full year tax rate to 39.3%.

Full Year 2006 Operating Results

Full year net revenue grew 11% to $36.8 billion. Retail revenue grew 13% to $23.9 billion. Retail claims declined 4% during 2006 which was primarily a result of previously disclosed terminations of retail-oriented contracts, partially offset by Medicare and other new client prescription claims. Mail revenue was $12.5 billion, an increase of 8%. Mail claims grew 2% for the full year.

SG&A expenses increased 15% to $546.3 million, which includes $41.1 million of share-based compensation expense resulting from the adoption of FAS123R. Excluding $41.1 million and $10.5 million of share-based compensation expense for 2006 and 2005, respectively, SG&A expenses grew by 9%.

EBITDA for the full year, excluding a $10.6 million gain in the second quarter of 2006 from a settlement with a former client, was $1.8 billion, an increase of 14%, excluding in both periods merger, integration and other related expenses as well as a non-operating gain recorded in the fourth quarter of 2005. EBITDA per adjusted claim for the year was $2.92, an increase of 17%.

Adjusted diluted earnings grew 23% to $2.42 per share compared to adjusted diluted earnings of $1.97 per share. Adjusted diluted earnings exclude merger, integration and other related expenses in both periods. Full year 2006 adjusted earnings also exclude a gain in the second quarter from a settlement with a former client and a gain on a treasury lock agreement. Adjusted earnings for 2005 also exclude a non-operating gain from the sale of a retained interest in a previously disposed subsidiary and a positive adjustment for the provision of income taxes.

Balance Sheet and Cash Flow

At December 29, 2006, net cash and short-term investments totaled $1.2 billion. In October 2006, the 7.375% Senior Notes totaling $450 million matured and were retired.

Operating cash flow for the fourth quarter of 2006 was $374.9 million compared to $509 million during the same period of 2005. Operating cash flow for the full year was $1.2 billion compared to $1.3 billion in 2005. The decline in operating cash flow was driven by cash payments of federal income taxes in 2006 after Caremark utilized the majority of its federal net operating loss carryforward in 2005. Income tax payments, net of refunds, totaled $709.5 million in 2006 compared to $30.6 million in 2005. Capital expenditures were $28.4 million in the fourth quarter and $107.5 million for 2006.

Share Repurchase and Dividend

In May 2006, Caremark’s Board of Directors approved an additional $1.25 billion in share repurchases bringing the total authorization under the company’s share repurchase program to $3.0 billion. The company has not repurchased any shares under this program since the end of the third quarter of 2006. Cumulative repurchases under the program are 59.1 million shares at a total cost of $2.4 billion, leaving approximately $570 million available under the current authorization.

On December 18, 2006, Caremark announced that its Board of Directors declared a quarterly cash dividend of $.10 per share of common stock. The dividend for the fourth quarter was paid on January 15, 2007.

Financial Guidance

For 2007, Caremark expects diluted earnings per share to be in the range of $2.89 to $2.92 representing 19% to 21% growth compared to full year 2006 adjusted earnings per share of $2.42. The 2007 earnings per share guidance range does not include expenses related to Caremark’s proposed merger with CVS. In addition, the company expects its effective tax rate to be 39.3% for the year.

First quarter 2007 diluted earnings are expected to be $.68 per share.

About Caremark Rx, Inc.

Caremark Rx, Inc. is a leading pharmaceutical services company, providing through its affiliates comprehensive drug benefit services to over 2,000 health plan sponsors and their plan participants throughout the U.S. The company’s clients include corporate health plans, managed care organizations, insurance companies, unions, government agencies and other funded benefit plans. In addition, Caremark is a national provider of drug benefits to eligible beneficiaries under the Medicare Part D program. The company operates a national retail pharmacy network with over 60,000 participating pharmacies, seven mail service pharmacies, the industry’s only FDA-regulated repackaging plant and 21 licensed specialty pharmacies for delivery of advanced medications to individuals with chronic or genetic diseases and disorders.

Additional information about Caremark is available at www.caremarkrx.com.

Forward-Looking Statement

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995, and such statements are based on management’s current expectations with respect to anticipated growth and performance prospects. Forward-looking statements in this press release include 2007 earnings per share projections, 2007 assumptions set forth in the “Financial Guidance” section of this press release and other assumptions. Current and prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance, involve risks and uncertainties and that actual results may differ materially due to various factors. For example, adverse developments could occur with respect to the company’s operating plan and objectives, competitive trends, Medicare Part D participation, the timing, launch and impact of new branded and generic pharmaceuticals, regulatory and legal matters, government investigations, and pricing and reimbursement. Additional factors can be found in the company’s Forms 10-K, 10-Q and other SEC filings. This press release includes certain non-GAAP financial measures as defined under SEC rules. A reconciliation to the most directly comparable GAAP measures can be found in the footnotes to the tables attached to this press release.

Contacts:

News Media:

Susan Bro, (615) 743-6652

Investors:

Craig Hartman, (615) 743-6653

-tables follow-

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31, 2006	December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$804,033	$1,268,883
Short-term investments	396,650	666,040
Short-term investments - restricted	—	27,500
Accounts receivable, net	2,231,785	2,074,586
Inventories	540,939	449,199
Deferred tax asset, net	114,652	112,586
Prepaid expenses and other current assets	33,768	46,303

Total current assets	4,121,827	4,645,097
Property and equipment, net	319,859	314,959
Goodwill, net	7,072,916	7,131,050
Other intangible assets, net	686,148	731,300
Other assets	30,339	28,442

Total assets	$12,231,089	$12,850,848

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,075,454	$849,358
Claims and discounts payable	2,469,435	2,438,813
Other accrued expenses and liabilities	393,737	343,158
Income taxes payable	54,493	17,137
Current portion of long-term debt	—	63,400

Total current liabilities	3,993,119	3,711,866
Long-term debt, net of current portion	—	386,600
Deferred tax liability	231,983	245,389
Other long-term liabilities	326,303	326,427

Total liabilities	4,551,405	4,670,282
Commitments and contingencies
Stockholders’ equity:
Common stock	486	481
Additional paid-in capital	8,714,446	8,719,492
Treasury stock	(2,429,432)	(986,641)
Shares held in trust	(89,758)	(93,616)
Retained earnings	1,499,122	551,447
Accumulated other comprehensive income (loss), net	(15,180)	(10,597)

Total stockholders’ equity	7,679,684	8,180,566

Total liabilities and stockholders’ equity	$12,231,089	$12,850,848

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands, except per share and per adjusted claim amounts)

	Three Months Ended December 31,		Percentage Increase /	Twelve Months Ended December 31,		Percentage Increase /
	2006	2005	(Decrease)	2006	2005	(Decrease)
Net revenue (a)	$9,269,436	$8,367,756	10.8%	$36,750,203	$32,991,251	11.4%
Operating expenses:
Cost of revenues (b)	8,610,700	7,799,461	10.4%	34,344,126	30,888,945	11.2%
Selling, general and administrative expenses (c)	141,924	123,183	15.2%	546,278	474,036	15.2%
Depreciation	26,317	26,150	0.6%	102,286	100,112	2.2%
Amortization of intangible assets	10,619	11,725	(9.4%)	43,456	47,258	(8.0%)
Merger, integration and other related expenses (Note 3)	125	2,269	(94.5%)	125	11,076	(98.9%)

Operating income	479,751	404,968	18.5%	1,713,932	1,469,824	16.6%
Interest income, net	(12,771)	(7,131)	79.1%	(38,374)	(2,953)	1,199.5%
Gain on treasury lock (Note 3)	—	—	—	(17,077)	—	—
Non-operating gain, net	—	(25,688)	(100.0%)	—	(25,688)	(100.0%)

Income before provision for income taxes	492,522	437,787	12.5%	1,769,383	1,498,465	18.1%
Provision for income taxes	191,008	147,126	29.8%	695,368	566,094	22.8%

Net income	$301,514	$290,661	3.7%	$1,074,015	$932,371	15.2%

Average number of common shares outstanding - basic	420,887	444,700	(5.4%)	429,336	446,865	(3.9%)
Dilutive effect of stock options and warrants	6,689	8,913	(25.0%)	7,152	8,872	(19.4%)

Average number of common shares outstanding - diluted	427,576	453,613	(5.7%)	436,488	455,737	(4.2%)

Net income per common share - diluted	$0.71	$0.64	10.9%	$2.46	$2.05	20.0%

Revenues:
Mail service	$3,184,391	$3,037,130	4.8%	$12,549,224	$11,593,962	8.2%
Retail	6,003,984	5,253,491	14.3%	23,887,520	21,109,339	13.2%
Other	81,061	77,135	5.1%	313,459	287,950	8.9%

	$9,269,436	$8,367,756	10.8%	$36,750,203	$32,991,251	11.4%

Pharmacy claims:
Mail	14,818	14,987	(1.1%)	59,692	58,301	2.4%
Retail	112,824	111,240	1.4%	456,815	477,953	(4.4%)

Total	127,642	126,227	1.1%	516,507	536,254	(3.7%)

Adjusted Claims (Note 1)	156,478	155,472	0.6%	633,025	650,356	(2.7%)

Supplemental presentation of non-GAAP financial measures:
EBITDA (Earnings before interest, taxes, depreciation and amortization) (Note 2)	$516,687	$468,531	10.3%	$1,859,674	$1,642,882	13.2%

EBITDA excluding merger, integration and other related expenses, client settlement and non-operating gain, net (Notes 2 and 3)	$516,812	$445,112	16.1%	$1,849,159	$1,628,270	13.6%

EBITDA per adjusted claim excluding merger, integration and other related expenses, client settlement and non-operating gain, net (Notes 2 and 3)	$3.30	$2.86	15.4%	$2.92	$2.50	16.8%

Adjusted net income (Note 3)	$301,535	$250,693	20.3%	$1,057,267	$897,731	17.8%

Adjusted net income per common share - diluted (Note 3)	$0.71	$0.55	29.1%	$2.42	$1.97	22.8%

(a)	Includes a $10.6 million gain from a settlement with a former client in the twelve months ended December 31, 2006.

(b)	Excludes depreciation which is presented separately.

(c)	Includes share-based compensation of $9.9 million and $41.1 million based on FAS 123R in the three months and twelve months ended December 31, 2006, respectively, and $1.3 million and $10.5 million based on APB 25 in the three months and twelve months ended December 31, 2005, respectively.

CAREMARK RX, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Twelve Months Ended December 31,
	2006	2005
	(Unaudited)
Cash flows from continuing operations:
Net income	$1,074,015	$932,371
Adjustments to reconcile net income to net cash provided by continuing operations:
Depreciation and amortization	145,742	147,370
Share-based compensation	41,119	10,478
Provision for doubtful accounts	27,013	26,892
Non-cash interest expense	1,767	2,267
Write-off of deferred financing costs	322	686
Other non-cash expenses, net	284	2,219
Gain on treasury lock	(17,077)	—
Non-operating gain, net	—	(25,688)
Deferred income taxes	(28,777)	392,746
Changes in operating assets and liabilities, net of effects of acquisitions/disposals of businesses	(14,030)	(183,506)

Net cash provided by continuing operations	1,230,378	1,305,835
Cash flows from investing activities:
Sale of short-term investments	1,585,536	495,459
Purchase of short-term investments	(1,288,646)	(965,389)
Capital expenditures	(107,527)	(138,154)
Proceeds from settlement of treasury lock	17,077	—
Proceeds from sale of property and equipment	329	2,113
Investment in businesses	(964)	(8,011)
Proceeds from sale of investment in business	—	43,166
Other	(1,439)	(206)

Net cash provided by (used in) investing activities	204,366	(571,022)
Cash flows from financing activities:
Purchase of treasury stock	(1,442,791)	(475,663)
Payments on indebtedness	(450,000)	(148,678)
Dividends paid	(84,241)	—
Deferred financing costs	(890)	—
Excess tax benefit from share-based compensation	21,402	—
Proceeds from stock issued under share-based compensation plans	65,196	87,270

Net cash used in financing activities	(1,891,324)	(537,071)
Cash used in discontinued operations - operating activities	(8,270)	(7,662)

Net (decrease) increase in cash and cash equivalents	(464,850)	190,080
Cash and cash equivalents - beginning of period	1,268,883	1,078,803

Cash and cash equivalents - end of period	$804,033	$1,268,883

Caremark Rx, Inc

Notes to Press Release Tables

December 31, 2006

(1)	Adjusted pharmacy claims normalize the claims volume statistic for the difference in average days’ supply for mail and retail claims. Adjusted pharmacy claims are calculated by multiplying 90-day claims (the majority of total mail claims) by 3 and adding the 30-day claims (retail claims) to the product.

(2)	We believe that EBITDA is a supplemental measurement tool used by analysts and investors to help evaluate a company’s overall operating performance, its ability to incur and service debt and its capacity for making capital expenditures. We use EBITDA, in addition to operating income and cash flows from operating activities, to assess our liquidity and performance and believe that it is important for investors to be able to evaluate our company using the same measures used by our management. EBITDA can be reconciled to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP, as follows (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
Net income	$301,514	$290,661	$1,074,015	$932,371
Depreciation	26,317	26,150	102,286	100,112
Amortization of intangible assets	10,619	11,725	43,456	47,258
Interest income, net	(12,771)	(7,131)	(38,374)	(2,953)
Gain on treasury lock	—	—	(17,077)	—
Provision for income taxes	191,008	147,126	695,368	566,094

EBITDA	516,687	468,531	1,859,674	1,642,882
Cash interest receipts (payments), net	(2,869)	(4,068)	34,535	1,754
Cash tax payments, net	(282,703)	(21,393)	(709,485)	(30,649)
Non operating gain, net	—	(25,688)	—	(25,688)
Other non-cash expenses	9,906	2,536	41,403	12,697
Other changes in operating assets and liabilities, net of acquisitions/disposals of businesses	133,864	89,038	4,251	(295,161)

Net cash provided by continuing operations	$374,885	$508,956	$1,230,378	$1,305,835

EBITDA does not represent funds available for our discretionary use and is not intended to represent or to be used as a substitute for net income or cash flow from operations data as measured under GAAP. The items excluded from EBITDA are significant components of our statement of income and must be considered in performing a comprehensive assessment of our overall financial performance. EBITDA and the associated year-to-year trends should not be considered in isolation. Our calculation of EBITDA may not be consistent with calculations of EBITDA used by other companies.

(3)	In the year ended December 31, 2006, we recorded a $10.6 million gain from a settlement with a former client and a $17.1 million gain on a treasury lock agreement. In addition, in the quarter and year ended December 31, 2006, we recorded $5.4 million of expenses related to our proposed merger with CVS Corporation, offset by a $5.3 million gain from an insurance settlement related to our acquisition of AdvancePCS.

In the quarter and year ended December 31, 2005, we recorded a non-operating gain, net, of approximately $25.7 million, which consists primarily of a gain on the sale of our retained interest in a previously disposed subsidiary, and a positive adjustment to the provision for income taxes of approximately $25.8 million primarily to reflect resolution of income tax uncertainties related to the conclusion of a tax audit of another former discontinued operations subsidiary that was also divested several years ago. In addition, in the quarter and year ended December 31, 2005, we incurred approximately $2.3 million and $11.1 million, respectively, of integration and other expenses related to our acquisition of AdvancePCS.

The analyses used by management to evaluate the performance of our business exclude merger, integration and other related expenses, the benefit from a settlement with a former client, the gain from a treasury lock agreement, the non-operating gain, net and the positive adjustment to the provision for income taxes. However, under the SEC’s Regulation G, financial measures which exclude non-recurring items are non-GAAP financial measures; therefore, our presentations of amounts of EBITDA, adjusted net income and earnings per share which exclude these merger, integration and other related expenses, the benefit from a settlement with a former client, the gain from a treasury lock agreement, the non-operating gain, net and the positive adjustment to the provision for income taxes are, likewise, non-GAAP financial measures which require reconciliation to the most directly comparable financial measure calculated and presented in accordance with GAAP. Since EBITDA is itself a non-GAAP financial measure, we direct your attention to Note 2 above for a reconciliation of EBITDA to net cash provided by continuing operations, which we believe to be the most directly comparable financial measure calculated and presented in accordance with GAAP.

Our reconciliations of the financial measures presented in the attached press release, which exclude merger, integration and other related expenses, the benefit from a settlement with a former client, the gain from a treasury lock agreement, the non-operating gain, net and the positive adjustment to the provision for income taxes, are as follows (in thousands, except per share amounts):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005
EBITDA	$516,687	$468,531	$1,859,674	$1,642,882
Merger, integration and other related expenses	125	2,269	125	11,076
Client settlement	—	—	(10,640)	—
Non-operating gain, net	—	(25,688)	—	(25,688)

EBITDA excluding merger, integration and other related expenses, client settlement and non-operating gain, net	$516,812	$445,112	$1,849,159	$1,628,270

Net income	$301,514	$290,661	$1,074,015	$932,371
Merger, integration and other related expenses (net of income tax benefit)	76	1,373	76	6,701
Client settlement (net of income taxes)	(21)	—	(6,458)	—
Gain on treasury lock (net of income taxes)	(34)	—	(10,366)	—
Non-operating gain, net (net of income taxes)	—	(15,541)	—	(15,541)
Positive adjustment to the provision for income taxes	—	(25,800)	—	(25,800)

Adjusted net income	$301,535	$250,693	$1,057,267	$897,731

Net income per common share - diluted	$0.7052	$0.6408	$2.4606	$2.0459
Merger, integration and other related expenses per share (net of income tax benefit)	0.0002	0.0030	0.0002	0.0147
Client settlement per share (net of income taxes)	—	—	(0.0148)	—
Gain on treasury lock per share (net of income taxes)	(0.0001)	—	(0.0237)	—
Non-operating gain, net per share (net of income taxes)	—	(0.0343)	—	(0.0341)
Positive adjustment to the provision for income taxes per share	—	(0.0569)	—	(0.0566)

Adjusted net income per common share - diluted	$0.7053	$0.5526	$2.4223	$1.9699

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Caremark Rx, Inc.

By:	/s/ PETER J. CLEMENS IV
Peter J. Clemens IV Executive Vice President and Chief Financial Officer

Date: February 21, 2007